Exhibit 10c(11)
PROGRESS ENERGY, INC.

NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

Restated Effective January 1, 2007

1. RECITALS

1.1 Whereas, Progress Energy, Inc. (the “Company”) adopted this Non-Employee Director Deferred Compensation Plan (the “Plan”) as of December 16, 1981 (the “Effective Date”).

1.2 Whereas, the Company has maintained and operated the Plan since the Effective Date pursuant to individual deferral agreements with the Company’s Directors.

1.3 Whereas, the Company adopted this written restatement of the Plan effective as of January 1, 2007 in order to clarify the rights and obligations under the Plan of the Company and its Directors.

2. PURPOSE

2.1 Purpose. The purpose of the Plan is to permit the Company’s non-employee Directors to defer all or a portion of their annual retainers and meeting fees in the form of Stock Units (as defined below), thereby aligning the interests of the Directors with the interests of the Company’s shareholders.

2.2 Limitations. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Director, any Director’s designated beneficiary, or any other person.

2.3 Code Section 409A. This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time (“Section 409A”). To the extent a provision of the Plan is contrary to or fails to address the requirements of Section 409A, the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended.

3. DEFINITIONS

The following terms shall have the following meanings unless the context in which they are used clearly indicates that some other meaning is intended:

3.1 “Account” means the bookkeeping account maintained for each Director which shall be credited with all Voluntary Deferrals elected by a Director, all Automatic Deferrals and Matching Contributions made on behalf of a Director, and all dividend credits with respect to Stock Units in the Account, and other adjustments thereto.

3.2 “Automatic Deferral” means the portion of a Director’s annual retainer that is automatically deferred under this Plan pursuant to Section 6.1.

3.3 “Beneficiary” means the beneficiary or beneficiaries designated by a Director pursuant to Section 11.7 to receive the benefits, if any, payable on behalf of the Director under the Plan after the death of such Director, or, when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

3.4 “Board” means the Board of Directors of the Company.

3.5 “Change in Control” means “Change in Control,” as defined in Section 2.5.1 of the Progress Energy, Inc. Management Change in Control Plan (Amended and Restated Effective January 1, 2007).

3.6 “Code” means the Internal Revenue Code of 1986, as amended.

3.7 “Committee” means the Board’s Committee on Corporate Governance.

3.8 “Common Stock” means the common stock of the Company.

3.9 “Company” means Progress Energy, Inc., a North Carolina corporation, including any successor entity.

3.10 “Compensation” means a Director’s annual retainer fees, meeting fees and committee fees otherwise payable to such Director during his or her current term as a Director.

3.11 “Continuing Directors” mean the members of the Board as of January 1, 2007; provided, however, that any person becoming a Director subsequent to such date whose election or nomination for election was supported by 75 percent or more of the Directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.

3.12 “Deferral Election” means an annual irrevocable election, made in accordance with Section 6 in such form (electronic or otherwise) as approved and provided by the Committee, to defer the receipt of a designated amount of Compensation.

3.13 “Deferrals” mean Automatic Deferrals and Voluntary Deferrals.

3.14 “Director” means any person (other than a person who is an employee of the Company) who has been elected to serve as a member of the Board and any former member of the Board for whom an Account is maintained under this Plan.

3.15 “Effective Date” means January 1, 2007.

3.16 “Fair Market Value” means the average of the highest and lowest selling prices of Common Stock on the date a Director’s Account is credited (or on the last preceding trading date if Common Stock is not traded on such date) if Common Stock is readily tradable on a national securities exchange or other market system. If the Common Stock is not readily tradable on a national securities exchange or other market system, an amount determined in good faith by the Board as the fair market value of Common Stock on the date of determination.
3.17 “Matching Contributions” mean discretionary amounts the Company may from time to time contribute to Directors’ Accounts based on the Company’s achievement of corporate incentive goals.

3.18 “Plan” means this Progress Energy, Inc. Non-Employee Director Deferred Compensation Plan, as amended from time to time.

3.19 “Plan Year” means the calendar year ending on each December 31.

3.20 “Stock Units” mean investment units, each of which is deemed to be equivalent to one share of Common Stock.

3.21 “Voluntary Deferrals” mean the Compensation that a Director elects to defer under this Plan pursuant to Section 6.2.

4. ADMINISTRATION

4.1 Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2 Authority of the Committee. The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a) to correct any defect, supply any omission, and reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(b) to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(c) to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(d) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; and

(e) to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3 Action by the Committee. The Committee may act only by a majority of its members. Subject to applicable law, any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.4 Delegation of Authority. Subject to applicable law, the Committee may delegate to one or more of its members, or to one or more agents, such duties, responsibility and authority with respect to this Plan as it may deem advisable. In addition, the Committee, or any person to whom it has delegated duties, responsibility and authority as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.5 Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive on all Directors and their heirs, successors, and legal representatives.

5. ELIGIBILITY AND PARTICIPATION

5.1 Eligibility and Participation. All Directors are automatically eligible and shall participate in the Plan.

6. DEFERRALS

6.1 Automatic Deferrals. A portion of each Director’s annual retainer, in an amount established from time to time by the Board, shall automatically be deferred under this Plan, which amount for purposes of the Plan shall be referred to as an “Automatic Deferral.” Unless and until changed by the Board, the annual amount of the Automatic Deferral shall be $15,000.

6.2 Voluntary Deferrals. In addition to Automatic Deferrals, a Director may elect to defer all or any portion, expressed as a whole percentage, of his or her remaining Compensation by filing the appropriate Deferral Election with the Committee's designee. Deferrals under this Section 6.2 shall be known as “Voluntary Deferrals.”

6.3 First Term Deferral Elections. An individual who is elected to serve as a Director or who is nominated for election as a Director (other than an individual who was a Director immediately before such election or nomination) shall have the right at any time before the end of the thirty (30) day period immediately following the effective date of his or her election as a Director to elect to defer the payment of all or any portion of his or her future Compensation by filing the appropriate Deferral Election with the Committee's designee.

6.4 Annual Deferral Elections. Before the beginning of each calendar year, a Director shall have the right to elect to defer the payment of his or her Compensation which is attributable to services rendered as a Director during such calendar year by filing the appropriate Deferral Election with the Committee's designee. Any Deferral Election which is made and which is not revoked before the beginning of such calendar year shall become irrevocable on the first day of such calendar year and shall remain irrevocable through the end of such calendar year.

6.5 Automatic Renewal of Deferral Elections. If a Director makes a Deferral Election under either Section 6.3 or Section 6.4 for any calendar year and does not revoke such Deferral Election before the beginning of any subsequent calendar year, such Deferral Election shall remain in effect for each such subsequent calendar year and shall be irrevocable through the end of each subsequent calendar year.

6.6 Account Credits. The Compensation which a Director defers under this Section shall be credited to his or to her Account effective as of the business day on which such Compensation would otherwise have been paid to the Director.

7.	MATCHING CONTRIBUTIONS

7.1 The Company may from time to time in its sole discretion make Matching Contributions to Directors’ Accounts which shall be converted to Stock Units as specified in Section 8.

8. STOCK UNITS

8.1 Conversion of Deferrals and Matching Contributions to Stock Units. All Deferrals and Matching Contributions shall be converted to Stock Units on the day such Deferrals and Matching Contributions are credited to a Director’s Account. The number of Stock Units to be credited shall be determined by dividing the dollar value of the Deferrals and Matching Contributions credited to a Director’s Account by the Fair Market Value of one share of Common Stock as of the date on which the Deferrals and Matching Contributions are converted to Stock Units.

8.2 Conversion of Dividend Equivalents to Stock Units. Directors’ Accounts will be credited with additional fully vested Stock Units as of the payment date of any dividends declared on the Common Stock. The number of additional Stock Units credited to an Account shall be determined by dividing (i) the product of the per-share cash dividend amount (or the value of any non-cash dividend) times the number of Stock Units credited to the Account as of the record date for such dividend, by (ii) the Fair Market Value of one share of Common Stock as of the dividend payment date.
8.3 No Other Investment Alternatives. Nothing contained in this Plan shall be construed to give any Director any power or control to make investment decisions with respect to Deferrals or Matching Contributions other than the conversion to Stock Units as provided in this Section 8. Nothing contained in the Plan shall be construed to require the Company or the Committee to fund any Director's Account.

9. DISTRIBUTIONS

9.1 Vesting. A Director shall be fully vested at all times in the Stock Units credited to his or her Account.

9.2 Timing and Form of Distributions
(a) Election Regarding Distributions. Directors must make or have in effect an election for each Plan Year regarding the timing of distributions to be made under the Plan as set forth in Section 9.2(b) below (a “Distribution Election”). The Distribution Election shall have been or shall be made pursuant to a “Method of Payment Agreement” or otherwise pursuant to a Director’s Deferral Election.

A Director may only have one Distribution Election in effect with respect to Deferrals and Matching Contributions made prior to January 1, 2005 (the “409A Grandfathered Amounts”). A Director may change his or her Distribution Election with respect to 409A Grandfathered Amounts by completing and signing a new Method of Payment Agreement provided by the Company; provided, however, that any such new Method of Payment Agreement shall not be effective for a period of six (6) months from the day it is delivered to the Company.

With respect to Deferrals and Matching Contributions made after January 1, 2005, a Director must make or have in effect a Deferral Election with respect to an upcoming Plan Year no later than December 31 of the preceding Plan Year, which Deferral Election shall be irrevocable for such Plan Year. A Director may change his or her Distribution Election in effect for a subsequent Plan Year by delivering a new Method of Payment Agreement to the Company on or before December 31 of the preceding Plan Year. A Deferral Election will remain in effect for future Plan Years unless and until changed by the Director’s timely delivery of a new Method of Payment Agreement with respect to an upcoming Plan Year. A Director may not amend or change a Distribution Election with respect to any prior Plan Year. Notwithstanding the foregoing, a Director may make a one-time change to his or her Distribution Election with respect to all Plan Years, including the 2007 Plan Year, on or before December 31, 2007, subject to the transition relief rules under Code Section 409A and the regulations thereunder.

(b) Timing of Distributions. A director’s Distribution Election shall specify whether the Director shall receive distributions (i) in a single lump sum payment in cash as soon as practicable following the first business day of the calendar year following the year in which the Director’s service as a member of the Board terminates for any reason or (ii) in a series of annual installments (not to exceed 10) commencing as soon as practicable following the first business day of the calendar year following the year in which the Director’s service as a member of the Board terminates for any reason. If the Director has elected to receive installment payments, the amount of each installment shall be determined by dividing the number of Stock Units credited to the Director’s Account on the first business day preceding the date of payment by the number of installments remaining to be paid, and then converting the number of Stock Units determined thereby into a cash payment as provided in Section 9.2(c) below.

(c) Form of Distributions. All distributions under this Plan shall be in cash. Prior to any distribution, Stock Units shall be converted into the right to receive a cash payment equal to the number of Stock Units being distributed multiplied by the Fair Market Value of a share of Common Stock on the date of distribution.

(d) Death. Notwithstanding anything in this Plan to the contrary (and regardless of any distribution election in the Director’s Deferral Agreement, Method of Payment Agreement or Deferral Election), the value of the Director's entire Account shall be distributed in a single lump sum to the Director’s Beneficiary as soon as administratively feasible after the Director’s death.

9.3 Unforeseeable Emergency Payments. In the event a Director incurs a financial hardship as a result of an “unforeseeable emergency” (as such term is defined below), the Director may apply to the Committee for the distribution of all or a portion of the Director’s Account. The application shall provide such information and be in such form as the Committee shall require. The Committee, in the exercise of its sole and absolute discretion, may approve or deny the request in whole or in part. The term “unforeseeable emergency” shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. In no event may the amounts distributed with respect to an unforeseeable emergency exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement, cancellation of Deferrals for the remainder of the Plan Year, or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If a Director receives a distribution of all or a portion of the Director’s Account pursuant to this Section 9.3, any Deferral Election in effect for the Director shall be cancelled, and the Director shall make no additional Voluntary Deferrals for the remainder of the current Plan Year. The Director may make Voluntary Deferrals with respect to future Plan Years by delivering a new Deferral Election in accordance with Section 6.4. Notwithstanding any provision in the Plan to the contrary, any payment made pursuant to this Section 9.3 shall comply with Section 409A(a)(2)(A)(vi) of the Code and the regulations (or similar guidance) promulgated thereunder (or under any successor provisions).

10. TERM OF PLAN; AMENDMENT AND TERMINATION

10.1 Term. The Plan shall be effective as of the Effective Date. The Plan shall remain in effect until the Board terminates the Plan.

10.2 Termination or Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 10.2 shall reduce the balance or adversely affect the Account of a Director.

11. MISCELLANEOUS

11.1 Adjustments. If there shall be any change in Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to holders of Common Stock, the number of Stock Units and the Director’s Account shall be adjusted to equitably reflect such change or distribution.

11.2 Governing Law. The Plan and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws, except as superseded by applicable federal law.

11.3 No Right Title or Interest in Company Assets. Directors shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Director, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and, except as provided in Section 11.10 below, no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

11.4 No Right to Continued Service. The Director’s rights, if any, to continue to serve the Company as a member of the Board shall not be enlarged or otherwise affected by his or her participation in the Plan.

11.5 Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Director under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

11.6 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan null and void in its entirety.

11.7 Beneficiary Designation. Every Director may file with the Company a designation in such form (electronic or otherwise) as approved and provided by the Company of one or more persons as the Beneficiary who shall be entitled to receive the benefits, if any, payable under the Plan after the Director’s death. A Director may from time to time revoke or change such Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Director’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions of the Committee concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary shall die after the death of the Director and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary’s death not occurred, then for the purposes of the Plan the payment(s) that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

11.8 Transferability of Rights. No Director or spouse of a Director shall have any right to encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Director or such spouse may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be nonassignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Director or the spouse of a Director shall be null and void and without effect.

11.9 Entire Document. The Plan, as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements with respect to the subject matter hereof.

11.10 Change in Control. In the case of a Change in Control, the Company, subject to the restrictions in this Section 11.10 and in Section 11.3, shall irrevocably set aside funds in one or more grantor trusts in an amount that is sufficient to pay each Director the value of the Director’s Account as of the date on which the Change in Control occurs; provided, however, that the Company shall establish no such trust if the assets thereof are includable in the income of Directors thereby pursuant to Section 409A(b). The obligations and responsibilities of the Company under this Plan shall be assumed by any successor or acquiring corporation, and all of the rights, privileges and benefits of the Directors hereunder shall continue following the Change in Control.

IN WITNESS WHEREOF, this instrument has been executed this 13th day of December, 2006.

PROGRESS ENERGY, INC.

                        By:  /s/ Robert B. McGehee
Robert B. McGehee
Chief Executive Officer